UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2025

CRAWFORD UNITED CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	000-000147	34-0288470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10514 Dupont Avenue, Suite 200, Cleveland, Ohio	44108

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 243-2614

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into Material Definitive Agreement.

Effective January 2, 2025, Crawford AE LLC, an Ohio limited liability company (“Air Enterprises”), a wholly-owned subsidiary of Crawford United Corporation (the “Company”), completed the acquisition (the “Transaction”) of all of the issued and outstanding shares of capital stock (the “Shares”) of Rahn Industries, Incorporated, a California corporation (“Rahn”), pursuant to an Equity Purchase Agreement (the “Equity Purchase Agreement”) entered into as of January 2, 2025 by and among Air Enterprises and Johnny Dale Hancock, as Trustee of the 2018 John Hancock Revocable Trust dated March 6, 2018 (“Seller”). Upon the closing of the Transaction, the Shares were transferred and assigned to the Company in consideration of the payment by Air Enterprises of a purchase price of approximately $13 million in cash, which is subject to certain post-closing adjustments based on working capital, indebtedness and selling expenses, as specified in the Equity Purchase Agreement. At closing, $1 million of the purchase price was placed in escrow for a period of 12 months for the purpose of covering any deficiency in working capital determined post-closing and securing Seller’s indemnification obligations.

The Equity Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, which are subject to certain exceptions, terms and limitations described further in the Equity Purchase Agreement. The Equity Purchase Agreement contains certain customary post-closing covenants of the parties, including cooperation on tax matters and the preparation of financial statements.

In connection with the closing of the Transaction, the Company and Seller entered into a consulting agreement pursuant to which Seller agreed to provide certain transitional services with respect to the business of Rahn following the Transaction. In addition, under the Equity Purchase Agreement, the Seller agreed to certain nondisclosure obligations with respect to the business of Rahn and, for a period of one year, to certain non-competition obligations with respect to the business of Rahn and certain non-solicitation obligations with respect to the employees, consultants, licensors, customers, suppliers and contractors of Rahn.

The parties to the Transaction have made customary representations, warranties and covenants in the Equity Purchase Agreement. The representations, warranties and covenants set forth in the Equity Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Equity Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Equity Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Equity Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.

Neither the Company nor any of its affiliates have had a material relationship with Seller, other than in respect of the Equity Purchase Agreement and the agreements related thereto.

A copy of the Equity Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Equity Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Purchase Agreement.

Item 7.01	Regulation FD Disclosure.

On January 7, 2025, the Company issued a press release announcing the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Equity Purchase Agreement dated January 2, 2025, by and among Air Enterprises and Seller.

99.1	Press Release dated January 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crawford United Corporation
(Registrant)

Date: January 7, 2025
	By:	/s/ Jeffrey J. Salay
	Name:	Jeffrey J. Salay
	Title:	Vice President and Chief Financial Officer